EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS ACQUIRES WETZEL BROTHERS, INC.
                             OF MILWAUKEE, WISCONSIN

     HOUSTON, TEXAS - June 18, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced it has completed the acquisition of Wetzel Brothers, Inc. of Milwaukee, Wisconsin. Wetzel Brothers was founded in 1885 and provides large format, high-quality color printing services to customers throughout the area. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "With the purchase of Wetzel Brothers, we not only expand our presence in the Milwaukee market, we add one of the oldest and most respected commercial printing companies in the area. And with the additional resources available to our printing companies, we can expect even better results in the future."

      "Wetzel Brothers has been in my family for over 110 years," Arthur Wetzel commented. "Having run this company for 72 years, the last eight with my wife Heide Wetzel, I am very pleased to be able to put it in the hands of the quality people at Consolidated Graphics," he added.

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 40 companies nationwide with annualized revenues in excess of $400 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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